UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 29, 2019

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	001-38733	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 19, 2019, Aceto Corporation (“the Company”) and certain of its U.S. subsidiaries (collectively with the Company, the “Debtors”) each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Debtors have proposed to jointly administer their chapter 11 cases under the caption In re Aceto Corporation, et al. (the “Chapter 11 Cases”).

In connection with the Chapter 11 Cases, on February 18, 2019, the Company and certain of its U.S. subsidiaries (collectively, the “Sellers”) entered into an Asset Purchase Agreement (as amended and restated on April 14, 2019, the “Asset Purchase Agreement”) with Aceto Holdings, L.P. (f/k/a NMC Atlas, L.P.), a Delaware limited partnership (the “Buyer”), an affiliate of New Mountain Capital, L.L.C., pursuant to which the Buyer agreed to acquire substantially all of the assets (the “Purchased Assets”) and assume certain liabilities of the Nutritional Business Sub Segment, Performance Chemicals Segment and Pharmaceutical Ingredients Segment of the Company’s business (collectively, the “Chemical Plus Business”) pursuant to Section 363 of the Bankruptcy Code.

The terms of the Asset Purchase Agreement were previously announced and more fully described in the Quarterly Report on Form 10-Q filed by the Company on February 20, 2019 and the Current Report on Form 8-K filed on April 16, 2019. On April 16, 2019, the Bankruptcy Court entered an order approving the Asset Purchase Agreement and authorizing the sale of the Chemical Plus Business to the Buyer.

On April 29, 2019, the Sellers and Buyer closed the transactions contemplated by the Asset Purchase Agreement (the “Closing”). The purchase price paid in the transactions consisted of cash of approximately $422 million, plus the payment of cure costs and the assumption of certain liabilities. The cash purchase price is subject to certain withholding requirements and adjustment after Closing. Of the total purchase price, $10 million was placed in escrow to secure any potential downward adjustment in the purchase price.

The Company used a portion of the proceeds to repay 100% of the outstanding principal and unpaid interest and fees due under both its Second Amended and Restated Credit Agreement, dated as of December 21, 2016, and its Senior Secured, Priming and Superpriority Debtor-in-Possession Credit Agreement, dated as of February 21, 2019. The total amount paid to the lenders, together with related costs and expenses, was approximately $234.6 million.

The Company also used approximately $2.6 million of the sale proceeds to repay 100% of the outstanding principal and unpaid interest and fees due to JPMorgan Chase Bank, N.A. under a mortgage loan secured by the Company’s headquarters in Port Washington, NY, and related costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: April 30, 2019	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO